UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2008

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 10, 2008, the Board of Directors of ICF International, Inc. (the “Company”) appointed Ms. Eileen O’Shea Auen and Mr. Richard M. Feldt as new directors to the Board, filling two newly created vacancies that resulted from an increase in the size of the Board from six to eight. Ms. Auen joins the Board as an independent director. Mr. Feldt also joins the Board as an independent director, Ms. Auen will join Class I of the Board, serving until the election of directors at the Company’s 2010 annual meeting of stockholders, and Mr. Feldt will join Class III of the Board, serving until the election of directors at the Company’s 2009 annual meeting of stockholders.

Ms. Auen previously served as the Chief Executive Officer of APS Healthcare, Inc., a privately held healthcare services company. Prior to joining APS Healthcare, Ms. Auen was a managing partner of Chapterhouse, LLC, prior to which she was President of Health Net of the Northeast.

Mr. Feldt currently serves as the President, Chief Executive Officer and a director of Evergreen Solar, Inc., a NASDAQ-listed developer and manufacturer of photovoltaic panels, prior to which he served as the Chief Executive Officer of Perseid, a spin-off from Raytheon Corporation.

There is no arrangement or understanding between either Ms. Auen or Mr. Feldt and any other person pursuant to which either was appointed as a director of the Company. In connection with their service, Ms. Auen and Mr. Feldt will receive the Company’s standard director compensation package. Neither Ms. Auen nor Mr. Feldt has any other material arrangements or transactions with related persons to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release on March 10, 2008 announcing the appointments of Ms. Auen and Mr. Feldt. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release Dated March 10, 2008 regarding the new directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: March 10, 2008	By:	/S/ Judith B. Kassel
Judith B. Kassel
General Counsel and Secretary

Exhibit Index

Exhibit No.	Document
99.1	Press Release Dated March 10, 2008 regarding the new directors